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                                                                    EXHIBIT 23.1



                      Consent of Independent Public Accountants


The Board of Directors
Community Bank Shares of Indiana, Inc.


We consent to the use of our report dated January 31, 1997, incorporated by reference herein, relating to the consolidated balance sheets of Community Bank Shares of Indiana, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 and to the reference to our firm under the heading "Experts" in the Prospectus contained in the Company's Registration Statement on Form S-3.

                                       /s/ Monroe Shine & Co.

New Albany, Indiana
November 13, 1997